n e w s r e l e a s e

Exhibit 99.2

Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40202 http://www.humana.com
FOR MORE INFORMATION CONTACT:

Amy Smith Humana Investor Relations (502) 580-2811 e-mail: Amysmith@humana.com
Kelley Murphy
Humana Corporate Communications
(502) 224-1755
e-mail: Kmurphy26@humana.com

Humana Reports First Quarter 2021 Financial Results;
Reaffirms Full Year 2021 Adjusted EPS Financial Guidance

•Reports 1Q21 earnings per diluted common share of $6.39 on a GAAP basis, $7.67 on an Adjusted basis
•Updates FY 2021 EPS guidance to a range of $19.62 to $20.12 on a GAAP basis, reaffirms $21.25 to $21.75 on Adjusted basis; while acknowledging the continued heightened uncertainty surrounding the ongoing pandemic
•Reaffirms FY 2021 expected individual Medicare Advantage membership growth range of approximately 425,000 to 475,000 members
•Reflects solid performance across each of the company's segments, fueled by strong individual Medicare Advantage and state-based membership growth and improved profitability in the Group and Specialty and Healthcare Services segments

LOUISVILLE, KY (April 28, 2021) – Humana Inc. (NYSE: HUM) today reported consolidated pretax income and diluted earnings per common share for the quarter ended March 31, 2021 (1Q21) versus the quarter ended March 31, 2020 (1Q20) as noted in the tables below.

Consolidated income before income taxes and equity in earnings (pretax income) In millions	1Q21 (a)	1Q20 (b)
Generally Accepted Accounting Principles (GAAP)	$1,040	$717
Amortization associated with identifiable intangibles	15	21
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	115	297
Change in fair market value of publicly-traded equity securities	85	—
Adjusted (non-GAAP)	$1,255	$1,035

Diluted earnings per common share (EPS)	1Q21 (a)	1Q20 (b)
GAAP	$6.39	$3.56
Amortization associated with identifiable intangibles	0.08	0.12
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	0.69	1.72
Change in fair market value of publicly-traded equity securities	0.51	—
Adjusted (non-GAAP)	$7.67	$5.40

The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP (Adjusted) financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP (Adjusted) financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated. Please refer to the footnotes for a detailed description of each item adjusted out of GAAP financial measures to arrive at a non-GAAP (Adjusted) financial measure.

“We’re pleased with the strong start of the year, with solid results across the company, and meaningful progress against our strategy, all while we continue to navigate the pandemic,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “In partnership with federal, state and local governments, and with retailers and providers, we’re working to educate our members about the COVID-19 vaccines, ensuring individuals have access to a vaccine, especially those in underserved communities. Our full range of clinical capabilities, which will be even broader now with our recently announced acquisition of Kindred at Home, uniquely position us to help improve the health of our country’s most vulnerable populations. The home is highly effective not only in making access to care more convenient for people, but it also allows us to understand their environment and help them address other barriers that limit their ability to improve their health.”
Summary of Quarterly Results

The company's year-over-year changes in GAAP and Adjusted pretax results in 1Q21 were favorably impacted by solid performance across each of the company's segments, fueled by strong individual Medicare Advantage and state-based contract membership growth and improved profitability in the Group and Specialty and Healthcare Services segments.

The year-over-year changes in GAAP and Adjusted EPS for 1Q21 reflected the same factors impacting GAAP and Adjusted consolidated pretax income comparisons as well as the beneficial tax impact of the termination of the health insurance industry fee (HIF) in 2021 and a lower number of shares used to compute EPS, primarily reflective of share repurchases.

Humana’s 1Q21 GAAP results of operations were further impacted by the put/call valuation adjustments associated with the company's non-consolidating minority interest investments, along with the change in the fair market value of publicly-traded equity securities (primarily Oak Street Health, Inc.). The impact of these changes have been excluded in the company’s Adjusted (non-GAAP) consolidated results of operations as detailed in the tables above.

Please refer to the tables above, as well as the consolidated and segment highlight sections that follow for additional discussion of the factors impacting the year-over-year comparisons.

In addition, below is a summary of key consolidated and segment statistics comparing 1Q21 to 1Q20.

Humana Inc. Summary of Quarterly Results (dollars in millions, except per share amounts)	1Q21 (a)	1Q20 (b)
Consolidated results:
Revenues - GAAP	$20,668	$18,935
Revenues - Adjusted	$20,753	$18,935
Pretax income - GAAP	$1,040	$717
Pretax income - Adjusted	$1,255	$1,035
Diluted EPS - GAAP	$6.39	$3.56
Diluted EPS - Adjusted	$7.67	$5.40
Benefits expense ratio - GAAP	85.9%	85.1%
Operating cost ratio - GAAP	9.7%	11.3%
Operating cash flows - GAAP	($837)	$474
Parent company cash and short term investments	$547	$2,353
Debt-to-total capitalization	33.9%	39.2%
Retail segment results:
Revenues - GAAP	$18,648	$16,762
Benefits expense ratio - GAAP	87.7%	86.6%
Operating cost ratio - GAAP	7.8%	9.2%
Segment earnings - GAAP	$794	$685
Segment earnings - Adjusted	$798	$689
Group and Specialty segment results:
Revenues - GAAP	$1,737	$1,865
Benefits expense ratio - GAAP	74.7%	79.1%
Operating cost ratio - GAAP	22.9%	23.1%
Segment earnings - GAAP	$174	$105
Segment earnings - Adjusted	$175	$106
Healthcare Services segment results:
Revenues - GAAP	$7,198	$7,085
Operating cost ratio - GAAP	96.0%	96.0%
Segment earnings - GAAP	$269	$250
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (c)	$329	$319

2021 Earnings Guidance

Humana is revising its GAAP EPS guidance range for the year ending December 31, 2021 (FY 2021) to $19.62 to $20.12 from the previous range of $20.82 to $21.32, reflecting the 1Q21 impact of the company's non-consolidating minority interest put/call valuation adjustments and the change in the fair market value of publicly-traded equity securities held by the company. While continuing to acknowledge the heightened uncertainty surrounding the ongoing pandemic, Humana is maintaining its FY 2021 Adjusted EPS guidance range of $21.25 to $21.75. GAAP and Adjusted results for FY 2020 are also shown for comparison. Additional FY 2021 guidance points are included in the table beginning on page 18 of this earnings release.

Diluted earnings per common share	FY 2021 Guidance (d)	FY 2020 (e)
GAAP	$19.62 to $20.12	$25.31
Amortization of identifiable intangibles	~$0.43	0.51
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	0.69	0.60
Change in fair market value of publicly-traded equity securities	0.51	(4.32)
Receipt of commercial risk corridor receivables previously written off, net	—	(3.35)
Adjusted (non-GAAP) – FY 2021 projected; FY 2020 reported	$21.25 to $21.75	$18.75

Humana Consolidated Highlights
Consolidated revenues

Consolidated revenues	1Q21 (a)	1Q20
GAAP	$20,668	$18,935
Change in fair market value of publicly-traded equity securities	85	—
Adjusted (non-GAAP)	$20,753	$18,935
GAAP consolidated revenues for 1Q21 were $20.67 billion, an increase of $1.73 billion, or 9 percent, from $18.94 billion in 1Q20. Total premiums and services revenues of $20.59 billion in 1Q21 increased $1.80 billion, or 10 percent, from $18.79 billion in 1Q20. The favorable year-over-year comparisons were primarily driven by the following factors:
•individual Medicare Advantage and state-based contracts membership growth; and
•higher per member individual Medicare Advantage premiums as a result of the improving CMS benchmark rate for 2021 and the impact of Medicare sequestration relief in 1Q21 that was not enacted until the second quarter of 2020, partially offset by Medicare Risk Adjustment (MRA) headwinds resulting from COVID-19 related utilization disruption in 2020.
These increases were partially offset by declining year-over-year stand-alone PDP, group commercial medical, and group Medicare Advantage membership.
Adjusted consolidated revenues for 1Q21 were impacted by the same factors affecting the GAAP comparisons while excluding the impact of the factor detailed in the table above.
Consolidated benefits expense

The 1Q21 and 1Q20 GAAP consolidated benefit ratios were 85.9 percent and 85.1 percent, respectively.

The year-over-year increase in the quarterly GAAP comparison reflects the following factors:

•the termination in 2021 of the non-deductible HIF which, along with a portion of the related tax benefit, was contemplated in the pricing and benefit design of the company's products; and

•the impact in 1Q21 associated with the competitive nature of the group Medicare Advantage business, particularly in large group accounts that were recently procured, as well as in the stand-alone PDP business.

These factors were partially offset by higher favorable prior period medical claims reserve development (Prior Period Development) in 1Q21 as further described below.

Prior Period Medical Claims Reserve Development (Prior Period Development)
As anticipated, Humana experienced a higher level of favorable Prior Period Development in 1Q21 as a result of the reversal of actions taken in 2020, including the suspension of certain financial recovery programs for a period of time. The suspension during 2020 was intended to provide financial and administrative relief for providers facing unprecedented strain as a result of the COVID-19 pandemic.
Favorable Prior Period Development of $555 million in 1Q21 decreased the consolidated benefit ratio by 280 basis points while favorable Prior Period Development of $284 million in 1Q20 decreased the consolidated benefit ratio by 150 basis points.
Consolidated operating expenses

The 1Q21 GAAP consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 9.7 percent decreased 160 basis points from the 1Q20 ratio of 11.3 percent. The decrease was primarily related to the following factors:
•termination of the non-deductible HIF in 2021, which increased the consolidated GAAP operating cost ratio by approximately 160 basis points in 1Q20,
•scale efficiencies associated with growth in the company's Medicare Advantage membership,
•operating cost efficiencies in 1Q21 driven by previously implemented productivity initiatives, and
•lower COVID-19 related administrative costs in 1Q21 compared to 1Q20.
These improvements were partially offset by continued strategic investments made to position the company for long-term success.
Balance sheet
•At March 31, 2021, the company had cash, cash equivalents, and investment securities of $18.25 billion, down approximately $191 million, or 1 percent, from $18.44 billion at December 31, 2020 primarily resulting from capital expenditures, acquisitions, and cash dividends to shareholders, partially offset by the issuance of commercial paper. Detailed changes are outlined in the company’s consolidated statement of cash flows on pages S-5 of the statistical supplement included in this release.
•At March 31, 2021, cash and short-term investments held at the parent company of $547 million decreased approximately $225 million, or 29 percent, from $772 million at December 31, 2020. The sequential change primarily reflects acquisitions, capital expenditures, cash dividends to shareholders, and capital contributions to certain subsidiaries, partially offset by the issuance of commercial paper and an increase in non-regulated subsidiary earnings in the company's Healthcare Services segment.
•Days in claims payable (DCP) of 45.0 days at March 31, 2021, decreased by 1.2 days from 46.2 days at December 31, 2020 but increased 3.7 days from 41.3 days at March 31, 2020. Changes are outlined in the DCP rollforward on page S-13 of the statistical supplement included in this release.
•Debt-to-total capitalization at March 31, 2021 was 33.9 percent, up 120 basis points from 32.7 percent at December 31, 2020, but down 530 basis points from 39.2 percent at March 31, 2020. The sequential increase primarily resulted from the issuance of commercial paper, partially offset by the impact of the 1Q21 earnings. Debt-to-total capitalization at 1Q20 was impacted by net proceeds of a $1.10 billion senior note issuance as well as proceeds from a term loan.

The company’s long-term debt-to-total capitalization target of approximately 35 percent is expected to allow the company to maintain its investment grade credit rating while providing significant financial flexibility. At times, the company's debt-to-total capitalization will exceed this target due to the timing of share repurchases, debt issuance, and acquisitions, including, for example, the Kindred at Home transaction announced on April 27, 2021.
Operating cash flows
•GAAP cash flows used in operations of $837 million in 1Q21 compared to GAAP cash flows provided by operations of $474 million in 1Q20, a decrease of $1.3 billion year over year. The decline primarily resulted from the negative impact of working capital items, partially offset by higher earnings in 1Q21 compared to 1Q20. The 1Q21 cash flows were significantly impacted by changes to working capital levels, primarily as a result of prior year disruptions caused by COVID-19. These impacts include paying down claims inventory and capitation for provider surplus amounts earned in 2020, as well as additional provider support. Other working capital items also contributed to the decline in operating cash flows in 1Q21, including typical working capital activity that tends to decrease operating cash flows in the first quarter of each year.
Share repurchases
•In December 2020, the company entered into separate agreements with two third-party financial institutions to effect an aggregate $1.75 billion accelerated stock repurchase (ASR) program as part of the $3.00 billion repurchase program authorized by the Board of Directors on July 30, 2019. During the fourth quarter of 2020, under the terms of this program, the company repurchased approximately 3,829,400 shares. The actual number of shares repurchased under the December 2020 ASR agreements will be determined based on a volume-weighted average price of the company's common stock during the purchase period. Under the ASR agreements, settlement of approximately $263 million of repurchases remains pending, and the company expects final settlement in second quarter of 2021.
•The company did not complete any open-market share repurchase transactions during 1Q21.
•In February 2021, Humana's Board of Directors approved a $3.00 billion share repurchase authorization with an expiration date of February 18, 2024, replacing the previous $3.00 billion share repurchase authorization (of which approximately $250 million remain unused). As of April 27, 2021, the company has a remaining repurchase authorization of $3.00 billion.
Cash dividends
•The company paid cash dividends to its stockholders of $83 million in 1Q21 versus $73 million in 1Q20. The increase reflects growth in the per share dividend amount to $0.625, as approved by the company's Board of Directors in February 2020, versus the previous per share amount of $0.55.
•In April 2021, Humana Board of Directors declared an additional cash dividend of $0.70 per share to stockholders of record on June 30, 2021. The dividend is payable on July 30, 2021.

Humana’s Retail Segment
This segment consists of the company’s Medicare benefits, marketed to individuals directly or via group Medicare accounts, as well as its Medicare Supplement and state-based contracts businesses. State-based contracts include those with various states to provide services under the Medicaid program, including Temporary Assistance for Needy Families (TANF), dual eligible, and Long-Term Support Services benefits. In addition, this segment also includes the company’s contract with Centers for Medicare & Medicaid Services (CMS) to administer the Limited Income Newly Eligible Transition prescription drug plan (PDP) program.

Retail segment revenues:
•The 1Q21 revenues for the Retail segment were $18.65 billion, an increase of $1.89 billion, or 11 percent, from $16.76 billion in 1Q20 primarily reflecting the following items:
◦individual Medicare Advantage and state-based contracts membership growth; and
◦higher per member individual Medicare Advantage premiums as a result of the improving CMS benchmark rate for 2021 and the impact of Medicare sequestration relief in 1Q21 that was not enacted until the second quarter of 2020, partially offset by MRA headwinds resulting from COVID-19 related utilization disruption in 2020.
These favorable items were partially offset by the decline in membership in the company's stand-alone PDP and group Medicare Advantage offerings.
Retail segment enrollment:
•Individual Medicare Advantage membership was 4,291,300 as of March 31, 2021, a net increase of 453,200 or 12 percent, from 3,838,100 as of March 31, 2020, and up 328,600, or 8 percent, from 3,962,700 as of December 31, 2020. The year-over-year and sequential increases were primarily due to membership additions associated with the most recent Annual Election Period (AEP) and Open Election Period (OEP) for Medicare beneficiaries, as well as the impact of Dual Eligible Special Need Plans (D-SNP) membership added as a result of the recently completed Independent Care Health Plan (iCare) acquisition. The year-over-year growth was further impacted by continued enrollment resulting from special elections, age-ins, and D-SNP members following the 2020 OEP.
The 2021 OEP sales period, which ran from January 1 to March 31, 2021, added approximately 21,000 members through March 31, 2021. An additional 15,000 members became effective April 1, 2021 (not included in the March 31, 2021 membership detailed above), for a total 2021 OEP impact of 36,000 members. In comparison, the 2020 OEP added approximately 30,000 members.
Individual Medicare Advantage membership includes 501,100 D-SNP members as of March 31, 2021, a net increase of 158,600, or 46 percent, from 342,500 as of March 31, 2020, and up 95,000, or 23 percent, from 406,100 as of December 31, 2020.
•Group Medicare Advantage membership was 556,700 as of March 31, 2021, a net decrease of 50,700, or 8 percent, from 607,400 at March 31, 2020, and down 56,500, or 9.2 percent, from 613,200 as of December 31, 2020. These anticipated decreases reflect the net loss of certain large accounts in January 2021, partially offset by continued growth in small group accounts.
•Membership in the company’s stand-alone PDP offerings was 3,666,200 as of March 31, 2021, a net decrease of 228,900, or 6 percent, from 3,895,100 as of March 31, 2020, and down 200,500, or 5 percent, from 3,866,700 as of December 31, 2020. These anticipated declines were primarily the result of the Walmart Value plan no longer being the low cost leader in 2021.
•State-based contracts membership (including dual-eligible demonstration members) was 838,900 as of March 31, 2021, a net increase of 221,600, or 36 percent, from 617,300 at March 31, 2020 and up 66,500, or 9 percent, from 772,400 at December 31, 2020. These increases primarily reflect the additional enrollment resulting from the current economic downturn due to the COVID-19 pandemic, as well as the recently completed iCare acquisition in Wisconsin.

Retail segment benefits expense:
•The 1Q21 benefit ratio for the Retail segment was 87.7 percent, an increase of 110 basis points from 86.6 percent for 1Q20. The year-over-year increase in the segment benefit ratio primarily reflects the following items:
◦the termination in 2021 of the non-deductible HIF which, along with a portion of the related tax benefit, was contemplated in the pricing and benefit design of the company's products; and
◦the impact in 1Q21 associated with the competitive nature of the group Medicare Advantage business, particularly in large group accounts that were recently procured, as well as in the stand-alone PDP business.
These factors were partially offset by higher favorable Prior Period Development in 1Q21 as further described below.
Prior Period Development
As anticipated, Humana experienced a higher level of favorable Prior Period Development in 1Q21 as a result of the reversal of actions taken in 2020, including the suspension of certain financial recovery programs for a period of time. The suspension during 2020 was intended to provide financial and administrative relief for providers facing unprecedented strain as a result of the COVID-19 pandemic.
The Retail segment's favorable Prior Period Development of $463 million in 1Q21 decreased the segment benefit ratio by 250 basis points in 1Q21. In 1Q20, the segment's favorable Prior Period Development of $238 million decreased the benefit ratio by 140 basis points.
Retail segment operating costs:
•The Retail segment’s operating cost ratio of 7.8 percent in 1Q21 decreased 140 basis points from 9.2 percent in 1Q20. The year-over-year comparison was positively impacted by the following factors:
◦termination of the non-deductible HIF in 2021, which increased the Retail segment GAAP operating cost ratio by approximately 170 basis points in 1Q20,
◦scale efficiencies associated with growth in the company's individual Medicare Advantage membership, and
◦operating cost efficiencies in 1Q21 driven by previously implemented productivity initiatives.
These improvements were partially offset by continued strategic investments made to position the company for long-term success.
Retail segment results:

Retail segment earnings in millions	1Q21 (a)	1Q20 (b)
GAAP	$794	$685
Amortization associated with identifiable intangibles	4	4
Adjusted (non-GAAP)	$798	$689
•The year-over-year favorable quarter comparison of GAAP segment results was impacted by the same factors that led to the segment's lower operating cost ratio in 1Q21, partially offset by the higher benefit ratio.

Humana’s Group and Specialty Segment
This segment consists of the company’s employer group fully-insured commercial medical products and specialty insurance benefits marketed to individuals and groups, including dental, vision, and life insurance benefits. In addition, the segment also includes the company’s administrative services only (ASO) products and its military services businesses.
Group and Specialty segment revenues:
•The 1Q21 revenues for the Group and Specialty segment were $1.74 billion, down $128 million, or 7 percent, year over year from $1.87 billion in 1Q20. This decrease was primarily due to the anticipated decline in the company's fully-insured group commercial membership, partially offset by higher per member premiums across the fully-insured commercial business.
Group and Specialty segment enrollment:
•Group fully-insured commercial medical membership was 721,300 at March 31, 2021, a decrease of 140,300, or 16 percent, from 861,600 at March 31, 2020, and down 56,100, or 7 percent, from 777,400 at December 31, 2020. These declines reflect lower small group quoting activity and sales attributable to depressed economic activity from the COVID-19 pandemic, partially offset by higher retention of existing customers, particularly in larger groups. The portion of group fully-insured commercial medical membership in small group accounts (2-99 sized employer groups) was approximately 53 percent at March 31, 2021 compared to 54 percent at December 31, 2020 and 57 percent at March 31, 2020.
•Group ASO commercial medical membership was 500,600 at March 31, 2021, a decrease of 5,500, or 1 percent, from 506,100 at March 31, 2020, and down 4,300, or 1 percent, from 504,900 at December 31, 2020. Small group membership comprised 45 percent of group ASO medical membership at March 31, 2021, December 31, 2020 and March 31, 2020. Membership as of March 31, 2021 reflects intensified competition for small group accounts, partially offset by strong retention among large group accounts.
•Military services membership was 6,047,400 at March 31, 2021, an increase of 48,200, or 1 percent, from 5,999,200 at March 31, 2020, and up 48,700, or 1 percent, from 5,998,700 at December 31, 2020. Membership includes military service members, retirees, and their families to whom the company is providing healthcare services under the current TRICARE East Region contract.
•Membership in specialty products(f) was 5,326,100 at March 31, 2021, a decrease of 144,600, or 3 percent, from 5,470,700, at March 31, 2020, but up 15,800 from 5,310,300 at December 31, 2020. These changes reflect the impact of the current economic downturn driven by the COVID-19 pandemic as previously discussed. The year-over-year membership decline reflects the loss of dental and vision groups cross-sold with medical, as reflected in the loss of group fully-insured commercial medical membership, as well as the loss of certain groups with stand-alone dental and vision. The sequential increase in specialty membership resulted from higher vision membership partially offset by a decline in dental members.
Group and Specialty segment benefits expense:
•The 1Q21 benefit ratio for the Group and Specialty segment was 74.7 percent, a decrease of 440 basis points from 79.1 percent for 1Q20. The year-over-year decrease in the segment benefit ratio was primarily due to the following factors:
◦ higher favorable Prior Period Development in the segment in 1Q21 as further described below; and
◦deliberate pricing and benefit design efforts to increase profitability and position the commercial business for long-term success.
These improvements were partially offset by the following factors:

◦the termination in 2021 of the non-deductible HIF which, along with a portion of the related tax benefit, was contemplated in the pricing and benefit design of the company's products; and
◦higher utilization in 1Q21 driven by COVID-19 treatment and testing costs, net of the impact of the temporary deferral of non-COVID utilization, primarily associated with dental services.
Prior Period Development
As anticipated, Humana experienced a higher level of favorable Prior Period Development in 1Q21 as a result of the suspension of certain financial recovery programs for a period of time in 2020. The suspension during 2020 was intended to provide financial and administrative relief for providers facing unprecedented strain as a result of the COVID-19 pandemic.
The segment's favorable Prior Period Development of $92 million for 1Q21 compared to favorable development of $46 million in 1Q20. The favorable Prior Period Development for the Group and Specialty segment decreased the 1Q21 benefit ratio by 600 basis points and decreased the 1Q20 ratio by 280 basis points.
Group and Specialty segment operating costs:
•The Group and Specialty segment’s operating cost ratio was 22.9 percent in 1Q21, a decrease of 20 basis points from 23.1 percent in 1Q20, primarily reflecting the following factors:
◦termination of the non-deductible HIF in 2021, which increased the Group and Specialty segment GAAP operating cost ratio by approximately 140 basis points in 1Q20; and
◦operating cost efficiencies in 1Q21 driven by previously implemented productivity initiatives.
These improvements were partially offset by continued strategic investments made to position the company for long-term success.
Group and Specialty segment results:

Group and Specialty segment earnings In millions	1Q21 (a)	1Q20 (b)
GAAP	$174	$105
Amortization associated with identifiable intangibles	1	1
Adjusted (non-GAAP)	$175	$106
•The favorable year-over-year quarter comparison in GAAP segment results was impacted by the same factors that led to the segment's lower benefit and operating cost ratios in 1Q21.

Humana’s Healthcare Services Segment
This segment includes services offered to the company’s health plan members as well as to third parties, including pharmacy solutions, provider services, and clinical programs, such as home health and other services and capabilities to promote wellness and advance population health, including the company's non-consolidating minority interest investments in Kindred at Home and the strategic partnership with Welsh, Carson, Anderson & Stowe (WCAS) to develop and operate senior-focused, payor-agnostic, primary care centers.
Services offered by this segment are designed to enhance the healthcare experience overall. These services may lead to lower utilization associated with improved member health and/or lower drug costs.

Healthcare Services segment revenues:
•Revenues of $7.20 billion in 1Q21 for the Healthcare Services segment increased by $113 million, or 2 percent, from $7.09 billion in 1Q20. The year-over-year comparison was favorably impacted by the following factors:
◦the company's strong individual Medicare Advantage membership growth,
◦additional pharmacy revenues in 1Q21 associated with the Enclara Healthcare acquisition that closed during 1Q20, and
◦higher revenues associated with the company's provider business.
These factors were partially offset by the following:
◦loss of intersegment revenues associated with the decline in stand-alone PDP and group Medicare Advantage membership as previously discussed; and
◦the impact of increased pharmacy revenues in 1Q20 as a result of the company allowing early prescription refills to permit members to prepare for extended supply needs due to COVID-19 restrictions.
Healthcare Services segment operating costs:
•The Healthcare Services segment’s operating cost ratio of 96.0 percent in 1Q21 was unchanged from the 1Q20 ratio. The 1Q21 ratio reflects operational improvements in the company's provider services business, largely related to Conviva, along with operating cost efficiencies driven by previously implemented productivity initiatives in 1Q21. These improvements were offset by increased administrative costs in the pharmacy operations as a result of incremental spend to accelerate growth within the business, labor-related overtime and shipping costs due to weather related disruptions in February 2021, and COVID-related staffing and personal protective equipment costs.
Healthcare Services segment operating statistics:
•Medicare Advantage and dual demonstration program membership enrolled in a Humana care management program(g) was 925,100 at March 31, 2021, up 3 percent from 899,700 at March 31, 2020 and up 2 percent from 910,600 at December 31, 2020. These increases were primarily driven by growth in Special Needs Plans (SNP) membership, partially offset by improved predictive modeling leading to a reduction in members being managed by legacy care management programs.
•Pharmacy script volume on an adjusted 30-day equivalent basis of 126 million for 1Q21 increased 4 percent compared to 120 million for 1Q20. The increase was primarily driven by higher individual Medicare Advantage and state-based contracts membership, partially offset by the decline in stand-alone PDP and group Medicare Advantage membership and the impact of early prescription refills in 1Q20 as members prepared for extended supply needs in response to COVID-19 restrictions.
Healthcare Services segment results:

Healthcare Services segment results (in millions)	1Q21	1Q20
GAAP segment earnings	$269	$250
Depreciation and amortization expense	45	48
Interest and taxes	15	21
Adjusted EBITDA (c)	$329	$319
•The Healthcare Services segment’s 1Q21 GAAP segment earnings increased $19 million, or 8 percent, to $269 million compared to GAAP segment earnings of $250 million in 1Q20. The increase primarily resulted from improved operating performance in the provider business as well as higher earnings from equity in affiliates in 1Q21.
Adjusted EBITDA in 1Q21 for the Healthcare Services segment of $329 million was up $10 million, or 3 percent, compared to Adjusted EBITDA of $319 million in 1Q20. The favorable year-over-year comparison of Adjusted EBITDA primarily resulted from the same factors that impacted the quarterly GAAP segment results comparison while excluding the impact of the factors detailed in the table above.

Conference Call
Humana will host a conference call at 9:00 a.m. Eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings.
All parties interested in the company’s 1Q21 earnings conference call are invited to dial 888-625-7430. No password is required. The audio-only webcast of the 1Q21 earnings call may be accessed via Humana’s Investor Relations page at humana.com. The company suggests participants for both the conference call and those listening via the web dial in or sign on at least 15 minutes in advance of the call.
For those unable to participate in the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast. Telephone replays will also be available from approximately 12:15 p.m. Eastern time on April 28, 2021 until 10:59 p.m. Eastern time on June 26, 2021 and can be accessed by dialing 855-859-2056 and providing the conference ID #9581139.

Footnotes
(a) 1Q21 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $15 million pretax, or $0.08 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).
•Put/call valuation adjustments of approximately $115 million, or $0.69 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.
•Change in fair market value of publicly-traded equity securities of $85 million, or $0.51 per diluted common share. Humana adjusts for the market gains and losses of its publicly-traded equity investments (primarily Oak Street Health, Inc.) each period because while investments are strategic decisions for the company, management's measure of performance is primarily focused on operational results rather than fair value of such investments. Also, management does not forecast changes in fair value of its equity investments. Accordingly, the company believes it is useful to adjust GAAP EPS for the market gains and losses of publicly-traded equity securities. GAAP measures affected in this release include consolidated pretax, EPS, and consolidated revenues.

(b) 1Q20 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $21 million pretax, or $0.12 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).
•Put/call valuation adjustments of approximately $297 million, or $1.72 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.

(c) The Healthcare Services segment Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) includes GAAP segment earnings with adjustments to add back depreciation and amortization expense, interest expense, and income taxes. The Adjusted EBITDA includes results from all lines of business within the segment. The Adjusted EBITDA also includes the impact of Humana’s 40 percent minority interest in Kindred at Home and the strategic partnership with Welsh, Carson, Anderson & Stowe (WCAS) to develop and operate senior-focused, payor-agnostic, primary care centers.

(d) FY 2021 Adjusted EPS projections exclude the following:
•Amortization expense for identifiable intangibles of approximately ~$0.43 per diluted common share.
•Put/call valuation adjustments of $0.69 per diluted common share related to Humana’s non-consolidating minority interest investments. FY 2021 GAAP EPS guidance excludes the impact of future value changes of these put/call options as the future value changes cannot be estimated.
•Change in the fair market value of equity securities of $0.51 per diluted common share. The future value of publicly-traded equity securities, their impact on GAAP EPS, and the related non-GAAP adjustment will fluctuate on the public trading value of the stock. The guidance set forth herein assumes no further change in the fair value of these investments.

(e) FY 2020 Adjusted results exclude the following:
• Amortization expense for identifiable intangibles of approximately $88 million pretax, or $0.51 per diluted common share.
• Put/call valuation adjustments of approximately $103 million, or $0.60 per diluted common share, associated with Humana's non-consolidating minority interest investments.
• Change in fair market value of publicly-traded equity securities of $745 million, or $4.32 per diluted common share. Humana adjusts for the market gains and losses of its publicly-traded equity investments
(primarily Oak Street Health, Inc.) each period because while investments are strategic decisions for the company, management's measure of performance is primarily focused on operational results rather than fair value of such investments. Also, management does not forecast changes in fair value of its equity investments. Accordingly, the company believes it is useful to adjust GAAP EPS for the market gains and losses of publicly-traded equity securities.
• Net adjustment of $578 million, or $3.35 per diluted common share, related to the receipt of unpaid risk corridor payments associated with the losses incurred by the company under the ACA business from 2014 to 2016 (previously written off).

(f) The company provides a full range of insured specialty products including dental, vision, and life insurance benefits marketed to individuals and groups. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products.

(g) Includes Medicare Advantage (including Special Needs Plans (SNP)) and dual-eligible demonstration program members enrolled in one of Humana’s care programs. These members may be enrolled in Humana At Home Chronic Care Program (HCCP), Humana At Home Remote Monitoring, or an Advance Illness Support program. Members included in these programs may not be unique to each program since members have the ability to enroll in multiple programs. In addition, the members in the HCCP program may receive varying levels of care management based on their health status and needs, ranging from active care management to ongoing monitoring.
Cautionary Statement

This news release includes forward-looking statements regarding Humana within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:
•If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends. Accordingly, Humana's reserves may be insufficient.
•If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives and state-based contract strategy, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products. In addition, there can be no assurances that the company will be successful in maintaining or improving its Star ratings in future years.
•If Humana fails to properly maintain the integrity of its data, to strategically maintain existing or implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks or prevent other privacy or data security incidents that result in security breaches that disrupt our operations or in the unintended dissemination of sensitive personal information or proprietary or confidential information, the company’s business may be materially adversely affected.
•Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes and qui tam litigation brought by individuals on behalf of the government), governmental and internal investigations, and routine internal review of business processes any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.
•As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates. Changes to the risk-adjustment model utilized by CMS to adjust premiums paid to Medicare Advantage, or MA, plans according to the health status of covered members, including proposed changes to the methodology used by CMS for risk adjustment data validation audits that fail to address adequately the statutory requirement of actuarial equivalence, if implemented, could have a material adverse effect on our operating results, financial position and cash flows.
•Humana's business activities are subject to substantial government regulation. New laws or regulations, or legislative, judicial, or regulatory changes in existing laws or regulations or their manner of application could increase the company's cost of doing business and have a material adverse effect on Humana’s results of operations (including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments); the company’s financial position (including the company’s ability to maintain the value of its goodwill); and the company’s cash flows.
•Humana’s failure to manage acquisitions, divestitures and other significant transactions successfully may have a material adverse effect on the company’s results of operations, financial position, and cash flows.
•If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.
•Humana’s pharmacy business is highly competitive and subjects it to regulations and supply chain risks in addition to those the company faces with its core health benefits businesses.
•Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.
•Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.
•Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.
•The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.
•The spread of, and response to, the novel coronavirus, or COVID-19, underscores certain risks Humana faces, including those discussed above, and the ongoing, heightened uncertainty created by the pandemic precludes any prediction as to the ultimate adverse impact to Humana of COVID-19.

To the extent that the spread of COVID-19 is not contained, the premiums the company charges may prove to be insufficient to cover the cost of health care services delivered to its members, which may increase significantly as a result of higher utilization rates of medical facilities and services and other increases in associated hospital and pharmaceutical costs. Humana may also experience increased costs or decreased revenues if, as a result of the company’s members being unable or unwilling to see their providers due to actions taken to mitigate the spread of COVID-19, Humana is unable to implement clinical initiatives to manage health care costs and chronic conditions of its members, and appropriately document their risk profiles. In addition, Humana is offering, and has been mandated by legislative and regulatory action (including the Families First Act and CARES Act) to provide, certain expanded benefit coverage to its members, such as waiving out of pocket costs for COVID-19 testing and treatment. Humana is also taking actions designed to help provide financial and administrative relief for the health care provider community. Such measures and any further steps taken by Humana, or governmental action, to continue to respond to and address the ongoing impact of COVID-19 (including further expansion or modification of the services delivered to its members, the adoption or modification of regulatory requirements associated with those services and the costs and challenges associated with ensuring timely compliance with such requirements), to provide further relief for the health care provider community, or in connection with the relaxation of stay-at-home and physical distancing orders and other restrictions on movement and economic activity, including the potential for widespread testing and therapeutic treatments and the distribution and administration of COVID-19 vaccines, could adversely impact the company’s profitability.

The spread and impact of COVID-19, or actions taken to mitigate this spread, could have material and adverse effects on Humana’s ability to operate effectively, including as a result of the complete or partial closure of facilities or labor shortages. Disruptions in public and private infrastructure, including communications, availability of in-person sales and marketing channels, financial services and supply chains, could materially and adversely disrupt the company’s normal business operations. Humana has transitioned a significant subset of its employee population to a remote work environment in an effort to mitigate the spread of COVID-19, as have a number of the company’s third-party service providers, which may exacerbate certain risks to Humana’s business, including an increased demand for information technology resources, increased risk of phishing and other cybersecurity attacks, and increased risk of unauthorized dissemination of sensitive personal information or proprietary or confidential information about the company or its members or other third-parties. The outbreak of COVID-19 has severely impacted global economic activity, including the businesses of some of Humana’s commercial customers, and caused significant volatility and negative pressure in the financial markets. In addition to disrupting Humana’s operations, these developments may adversely affect the timing of commercial customer premium collections and corresponding claim payments, the value of the company’s investment portfolio, or future liquidity needs.
The ongoing, heightened uncertainty created by the pandemic precludes any prediction as to the ultimate adverse impact to Humana of COVID-19. Humana is continuing to monitor the spread of COVID-19, changes to the company’s benefit coverages, and the ongoing costs and business impacts of dealing with COVID-19, including the potential costs and impacts associated with lifting or reimposing restrictions on movement and economic activity, the timing and degree in resumption of demand for deferred healthcare services, the pace of administration of COVID-19 vaccines and the effectiveness of those vaccines, and related risks. The magnitude and duration of the pandemic and its impact on Humana’s business, results of operations, financial position, and cash flows is uncertain, but such impacts could be material to the company’s business, results of operations, financial position and cash flows.
In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.
Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:
•Form 10-K for the year ended December 31, 2020; and
•Form 8-Ks filed during 2021.

About Humana
Humana Inc. (NYSE: HUM) is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.
To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.
More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:
•Annual reports to stockholders
•Securities and Exchange Commission filings
•Most recent investor conference presentations
•Quarterly earnings news releases and conference calls
•Calendar of events
•Corporate Governance information

In accordance with GAAP unless otherwise noted	Humana Inc. Full-Year 2021 Projections As of April 28, 2021		Comments
Diluted earnings per common share (EPS)	GAAP	$19.62 to $20.12 (was $20.82 to $21.32)	• Non-GAAP adjustments noted in footnote (d).
	Adjustments	$1.63 (was ~$0.43)
	Non-GAAP	$21.25 to $21.75 (no change)

Total revenues	Consolidated	$80.3 billion to $81.9 billion (no change)	• Consolidated and segment-level revenue projections include expected investment income. • Segment-level revenues include amounts that eliminate in consolidation.
	Retail segment	$72.6 billion to $73.7 billion (no change)
	Group and Specialty segment	$6.6 billion to $7.1 billion (no change)
	Healthcare Services segment	$30.2 billion to $30.5 billion (no change)

Change in year-end medical membership from prior year end
•Individual Medicare Advantage: Up ~425,000 to 475,000 (no change)
•Group Medicare Advantage: Down ~50,000 (no change)
•Medicare stand-alone PDP: Down ~300,000 (no change))
•State-based contracts: Up ~50,000 to Up ~100,000 (was Down ~50,000 to Up ~100,000)
•Group commercial medical: Down ~100,000 (no change)

•    State-based contracts include membership in Florida, Kentucky, Illinois, Wisconsin, and South Carolina. Guidance assumes the extension of the Public Health Emergency remains in effect through the end of 2021. .
•    Group commercial medical membership includes fully-insured and ASO (self-insured).

Benefit Ratio	Retail segment	87.5% to 88.5% (no change)	• Ratio calculation: benefits expense as a percent of premiums revenues.
	Group and Specialty segment	83.2% to 83.7% (no change)

Consolidated operating cost ratio	10.0% to 11.0% (no change)		• Ratio calculation: operating costs excluding depreciation and amortization as a percent of revenues excluding investment income.

In accordance with GAAP unless otherwise noted	Humana Inc. Full-Year 2021 Projections As of April 28, 2021		Comments
Segment results	Retail segment earnings	$2.1 billion to $2.3 billion (no change)	• No material impact to segment earnings anticipated from non-GAAP adjustments.
	Group and Specialty segment earnings	$75 million to $125 million (no change)
	Healthcare Services Adjusted EBITDA	$1.45 billion to $1.5 billion (no change)

Effective tax rate	22.1% to 22.7% (no change)

Weighted average share count for diluted EPS	128.6 million to 129.6 million (no change)

Cash flows from operations	$4.0 billion to $4.5 billion (no change)

Capital expenditures	$1.1 billion to $1.2 billion (no change)

Humana Inc.
Statistical Schedules
And
Supplementary Information
1Q21 Earnings Release

Humana Inc. Statistical Schedules and Supplementary Information 1Q21 Earnings Release
Contents

Consolidated Financial Statements
1.	Consolidated Statements of Income (S-3)
2.	Consolidated Balance Sheets (S-4)
3.	Consolidated Statements of Cash Flows (S-5)
Operating Results Detail
4.	Consolidating Statements of Income - Quarter (S-6 - S-7)
5.	Ending Membership Detail (S-8)
6.	Premiums and Services Revenue Detail (S-9)
7.	Healthcare Services Segment and Provider Partner Metrics (S-10)
8.	Healthcare Services Segment Metrics (S-11)
Balance Sheet Detail
9.	Benefits Payable Detail and Statistics (S-12 - S-13)
Footnotes (S-14)

Humana Inc.
Consolidated Statements of Income
Dollars in millions, except per common share results

	For the three months ended March 31,
			Dollar	Percentage
	2021	2020	Change	Change
Revenues:
Premiums	$20,124	$18,362	$1,762	9.6%
Services	466	424	42	9.9%
Investment income	78	149	(71)	-47.7%
Total revenues	20,668	18,935	1,733	9.2%
Operating expenses:
Benefits	17,296	15,629	1,667	10.7%
Operating costs	2,007	2,117	(110)	-5.2%
Depreciation and amortization	142	115	27	23.5%
Total operating expenses	19,445	17,861	1,584	8.9%
Income from operations	1,223	1,074	149	13.9%
Interest expense	68	60	8	13.3%
Other expense, net (A)	115	297	(182)	-61.3%
Income before income taxes and equity in net earnings	1,040	717	323	45.0%
Provision for income taxes	233	252	(19)	-7.5%
Equity in net earnings (B)	21	8	13	162.5%
Net income	$828	$473	$355	75.1%
Basic earnings per common share	$6.42	$3.58	$2.84	79.3%
Diluted earnings per common share	$6.39	$3.56	$2.83	79.5%
Shares used in computing basic earnings per common share (000’s)	128,931	132,135
Shares used in computing diluted earnings per common share (000’s)	129,551	132,811

Humana Inc.
Consolidated Balance Sheets
Dollars in millions, except share amounts

	March 31,	December 31,	Year-to-Date Change
	2021	2020	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$3,877	$4,673
Investment securities	13,251	12,554
Receivables, net	2,196	1,138
Other current assets	6,202	5,276
Total current assets	25,526	23,641	$1,885	8.0%
Property and equipment, net	2,507	2,371
Long-term investment securities	1,120	1,212
Goodwill	4,602	4,447
Equity method investments	1,205	1,170
Other long-term assets	2,455	2,128
Total assets	$37,415	$34,969	$2,446	7.0%
Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$8,651	$8,143
Trade accounts payable and accrued expenses	4,777	4,013
Book overdraft	343	320
Unearned revenues	325	318
Short-term debt	1,204	600
Total current liabilities	15,300	13,394	$1,906	14.2%
Long-term debt	6,062	6,060
Other long-term liabilities	1,863	1,787
Total liabilities	23,225	21,241	$1,984	9.3%
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,648,742 issued at March 31, 2021	33	33
Capital in excess of par value	2,712	2,705
Retained earnings	21,252	20,517
Accumulated other comprehensive income	108	391
Treasury stock, at cost, 69,634,315 shares at March 31, 2021	(9,915)	(9,918)
Total stockholders’ equity	14,190	13,728	$462	3.4%
Total liabilities and stockholders’ equity	$37,415	$34,969	$2,446	7.0%
Debt-to-total capitalization ratio	33.9%	32.7%

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in millions

	For the three months ended March 31,
			Dollar	Percentage
	2021	2020	Change	Change
Cash flows from operating activities
Net income	$828	$473
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	153	124
Amortization	15	21
Gains on investment securities, net	(10)	(49)
Equity in net earnings	(21)	(8)
Stock-based compensation	39	36
Benefit for deferred income taxes	—	(3)
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(1,049)	(953)
Other assets	(1,095)	(1,470)
Benefits payable	466	1,086
Other liabilities	(151)	1,203
Unearned revenues	7	27
Other, net	(19)	(13)
Net cash (used in) provided by operating activities	(837)	474	($1,311)	-276.6%
Cash flows from investing activities
Acquisitions, net of cash acquired	(123)	(709)
Purchases of property and equipment, net	(290)	(192)
Purchases of investment securities	(3,720)	(2,459)
Maturities of investment securities	692	735
Proceeds from sales of investment securities	1,953	1,415
Net cash used in investing activities	(1,488)	(1,210)	($278)	-23.0%
Cash flows from financing activities
Receipts from contract deposits, net	1,015	574
Proceeds from issuance of commercial paper, net	603	198
Proceeds from issuance of senior notes, net	—	1,090
Proceeds from issuance of term loan	—	1,000
Change in book overdraft	23	(55)
Common stock repurchases	(30)	(17)
Dividends paid	(83)	(73)
Proceeds from stock option exercises and other	1	19
Net cash provided by financing activities	1,529	2,736	($1,207)	-44.1%
(Decrease) increase in cash and cash equivalents	(796)	2,000
Cash and cash equivalents at beginning of period	4,673	4,054
Cash and cash equivalents at end of period	$3,877	$6,054

Humana Inc.
Consolidating Statements of Income—For the three months ended March 31, 2021
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$14,815	$—	$—	$—	$14,815
Group Medicare Advantage	1,755	—	—	—	1,755
Medicare stand-alone PDP	664	—	—	—	664
Total Medicare	17,234	—	—	—	17,234
Fully-insured	178	1,099	—	—	1,277
Specialty	—	434	—	—	434
Medicaid and other (C)	1,179	—	—	—	1,179
Total premiums	18,591	1,533	—	—	20,124
Services revenue:
Provider	—	—	115	—	115
ASO and other (D)	5	190	—	—	195
Pharmacy	—	—	156	—	156
Total services revenue	5	190	271	—	466
Total revenues—external customers	18,596	1,723	271	—	20,590
Intersegment revenues
Services	—	10	4,774	(4,784)	—
Products	—	—	2,152	(2,152)	—
Total intersegment revenues	—	10	6,926	(6,936)	—
Investment income	52	4	1	21	78
Total revenues	18,648	1,737	7,198	(6,915)	20,668
Operating expenses:
Benefits	16,299	1,145	—	(148)	17,296
Operating costs	1,451	397	6,910	(6,751)	2,007
Depreciation and amortization	104	21	40	(23)	142
Total operating expenses	17,854	1,563	6,950	(6,922)	19,445
Income from operations	794	174	248	7	1,223
Interest expense	—	—	—	68	68
Other expense, net (A)	—	—	—	115	115
Income (loss) before income taxes and equity in net earnings	794	174	248	(176)	1,040
Equity in net earnings (B)	—	—	21	—	21
Segment earnings (loss)	$794	$174	$269	$(176)	$1,061
Benefit ratio	87.7%	74.7%			85.9%
Operating cost ratio	7.8%	22.9%	96.0%		9.7%

Humana Inc.
Consolidating Statements of Income—For the three months ended March 31, 2020
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$12,794	$—	$—	$—	$12,794
Group Medicare Advantage	2,011	—	—	—	2,011
Medicare stand-alone PDP	755	—	—	—	755
Total Medicare	15,560	—	—	—	15,560
Fully-insured	163	1,229	—	—	1,392
Specialty	—	429	—	—	429
Medicaid and other (C)	981	—	—	—	981
Total premiums	16,704	1,658	—	—	18,362
Services revenue:
Provider	—	—	104	—	104
ASO and other (D)	4	195	—	—	199
Pharmacy	—	—	121	—	121
Total services revenue	4	195	225	—	424
Total revenues—external customers	16,708	1,853	225	—	18,786
Intersegment revenues
Services	—	7	4,950	(4,957)	—
Products	—	—	1,910	(1,910)	—
Total intersegment revenues	—	7	6,860	(6,867)	—
Investment income	54	5	—	90	149
Total revenues	16,762	1,865	7,085	(6,777)	18,935
Operating expenses:
Benefits	14,464	1,311	—	(146)	15,629
Operating costs	1,532	429	6,800	(6,644)	2,117
Depreciation and amortization	81	20	43	(29)	115
Total operating expenses	16,077	1,760	6,843	(6,819)	17,861
Income from operations	685	105	242	42	1,074
Interest expense	—	—	—	60	60
Other expense, net (A)	—	—	—	297	297
Income (loss) before income taxes and equity in net earnings	685	105	242	(315)	717
Equity in net earnings (B)	—	—	8	—	8
Segment earnings (loss)	$685	$105	$250	$(315)	$725
Benefit ratio	86.6%	79.1%			85.1%
Operating cost ratio	9.2%	23.1%	96.0%		11.3%

Humana Inc.
Ending Membership Detail
In thousands

				Year-over-Year Change			Sequential Change
	March 31, 2021	Average 1Q21	March 31, 2020	Amount	Percent	December 31, 2020	Amount	Percent
Medical Membership:
Retail
Individual Medicare Advantage	4,291.3	4,280.7	3,838.1	453.2	11.8%	3,962.7	328.6	8.3%
Group Medicare Advantage	556.7	556.9	607.4	(50.7)	-8.3%	613.2	(56.5)	-9.2%
Medicare stand-alone PDP	3,666.2	3,686.8	3,895.1	(228.9)	-5.9%	3,866.7	(200.5)	-5.2%
Total Medicare	8,514.2	8,524.4	8,340.6	173.6	2.1%	8,442.6	71.6	0.8%
State-based contracts (E)	838.9	826.8	617.3	221.6	35.9%	772.4	66.5	8.6%
Medicare Supplement	328.1	328.6	314.0	14.1	4.5%	335.6	(7.5)	-2.2%
Total Retail	9,681.2	9,679.8	9,271.9	409.3	4.4%	9,550.6	130.6	1.4%
Group and Specialty
Fully-insured commercial medical	721.3	726.8	861.6	(140.3)	-16.3%	777.4	(56.1)	-7.2%
ASO commercial	500.6	504.4	506.1	(5.5)	-1.1%	504.9	(4.3)	-0.9%
Military services	6,047.4	6,034.3	5,999.2	48.2	0.8%	5,998.7	48.7	0.8%
Total Group and Specialty	7,269.3	7,265.5	7,366.9	(97.6)	-1.3%	7,281.0	(11.7)	-0.2%
Total Medical Membership	16,950.5	16,945.3	16,638.8	311.7	1.9%	16,831.6	118.9	0.7%

Specialty Membership (included in Group and Specialty segment):
Dental—fully-insured (F)	2,582.9	2,585.9	2,689.1	(106.2)	-3.9%	2,617.6	(34.7)	-1.3%
Dental—ASO	276.6	279.5	287.3	(10.7)	-3.7%	284.9	(8.3)	-2.9%
Vision	2,060.8	2,066.3	2,082.6	(21.8)	-1.0%	2,005.5	55.3	2.8%
Other supplemental benefits (G)	405.8	404.7	411.7	(5.9)	-1.4%	402.3	3.5	0.9%
Total Specialty Membership	5,326.1	5,336.4	5,470.7	(144.6)	-2.6%	5,310.3	15.8	0.3%

	March 31, 2021	Member Mix March 31, 2021	March 31, 2020	Member Mix March 31, 2020
Individual Medicare Advantage Membership
HMO	2,546.8	59%	2,269.5	59%
PPO	1,744.5	41%	1,568.6	41%
Total Individual Medicare Advantage (H)	4,291.3	100%	3,838.1	100%
Individual Medicare Advantage Membership
Shared Risk (I)	1,342.8	31%	1,179.7	31%
Path to Risk (J)	1,467.9	34%	1,334.3	35%
Total Value-based	2,810.7	65%	2,514.0	66%
Other	1,480.6	35%	1,324.1	34%
Total Individual Medicare Advantage	4,291.3	100%	3,838.1	100%

Humana Inc.
Premiums and Services Revenue Detail
Dollars in millions, except per member per month

	For the three months ended March 31,				Per Member per Month (M) For the three months ended March 31,
			Dollar	Percentage
	2021	2020	Change	Change	2021	2020
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$14,815	$12,794	$2,021	15.8%	$1,154	$1,114
Group Medicare Advantage	1,755	2,011	(256)	-12.7%	1,050	1,109
Medicare stand-alone PDP	664	755	(91)	-12.1%	60	64
State-based contracts (E)	1,179	981	198	20.2%	475	532
Medicare Supplement	178	163	15	9.2%	181	174
Other services	5	4	1	25.0%
Total Retail	18,596	16,708	1,888	11.3%
Group and Specialty
Fully-insured commercial medical	1,099	1,229	(130)	-10.6%	504	472
Specialty (K)	434	429	5	1.2%	29	28
Commercial ASO & other services (D)	78	81	(3)	-3.7%
Military services (L)	122	121	1	0.8%
Total Group and Specialty	1,733	1,860	(127)	-6.8%
Healthcare Services
Pharmacy solutions	6,373	6,261	112	1.8%
Provider services	677	652	25	3.8%
Clinical programs	147	172	(25)	-14.5%
Total Healthcare Services	7,197	7,085	112	1.6%

Humana Inc.
Healthcare Services Segment and Provider Partner Metrics

	March 31, 2021	March 31, 2020	Difference		December 31, 2020	Difference
Primary Care Providers:
Shared Risk (I)
Proprietary	1,000	1,000	—	—%	900	100	11.1%
Contracted	25,700	21,200	4,500	21.2%	23,000	2,700	11.7%
Path to Risk (J)	44,900	43,700	1,200	2.7%	43,900	1,000	2.3%
Total Value-based	71,600	65,900	5,700	8.6%	67,800	3,800	5.6%

Care Management Statistics:
Members enrolled in a Humana care management program (N)	925,100	899,700	25,400	2.8%	910,600	14,500	1.6%
Number of high-risk discharges enrolled in a post-discharge care management program (O)	72,200	64,700	7,500	11.6%	73,600	(1,400)	-1.9%

Primary Care Centers (P)	As of March 31, 2021
	Centers	Primary Care Providers	Patients Served
Humana's Care Delivery Subsidiaries	170	700	252,700
Joint Venture and Alliance Provider Partners	155	300

Humana Inc.
Healthcare Services Segment Metrics
Script volume in thousands

	For the three months ended March 31, 2021	For the three months ended March 31, 2020	Year-over-Year Difference		For the three months ended December 31, 2020	Sequential Difference
Pharmacy:
Generic Dispense Rate
Retail	91.5%	91.9%	-0.4%		91.8%	-0.3%
Group and Specialty	88.7%	88.0%	0.7%		88.1%	0.6%
Mail-Order Penetration
Retail	29.5%	28.7%	0.8%		30.6%	-1.1%
Group and Specialty	6.5%	6.0%	0.5%		6.4%	0.1%

			Difference	Percentage Change		Difference	Percentage Change
Script volume (Q)	125,500	120,100	5,400	4.5%	121,800	3,700	3.0%

Humana Inc.
Detail of Benefits Payable Balance and Year-to-Date Changes
Dollars in millions

	For the three months ended March 31, 2021	For the three months ended March 31, 2020	For the year ended December 31, 2020
Year-to-date changes in benefits payable, excluding military services
Balances at January 1	$8,143	$6,004	$6,004
Less: Reinsurance recoverables (R)	—	(68)	(68)
Beginning balance, net of reinsurance recoverable	8,143	5,936	5,936
Acquisitions	42	—	—
Incurred related to:
Current year	17,851	15,913	61,941
Prior years (S)	(555)	(284)	(313)
Total incurred	17,296	15,629	61,628
Paid related to:
Current year	(10,842)	(10,205)	(54,003)
Prior years	(5,988)	(4,280)	(5,418)
Total paid	(16,830)	(14,485)	(59,421)
Reinsurance recoverables (R)	—	10	—
Ending balance	$8,651	$7,090	$8,143

Humana Inc.
Benefits Payable Statistics (Continued) (T)
Days in Claims Payable

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
3/31/2020	41.3	1.1	2.7%
6/30/2020	51.2	11.3	28.3%
9/30/2020	48.4	5.6	13.1%
12/31/2020	46.2	5.8	14.4%
3/31/2021	45.0	3.7	9.0%

Change in Days in Claims Payable (U)	1Q 2021	1Q 2020	4Q 2020	Last Twelve Months
DCP—beginning of period	46.2	40.4	48.4	41.3
Components of change in DCP:
Provider accruals (V)	(0.9)	0.2	(1.0)	2.3
Medical fee-for-service (W)	(1.1)	0.6	(0.4)	0.3
Pharmacy (X)	1.0	0.3	(0.4)	0.4
Processed claims inventory (Y)	—	(0.1)	(0.4)	0.9
Other (Z)	(0.2)	(0.1)	—	(0.2)
DCP—end of period	45.0	41.3	46.2	45.0
Total change from beginning of period	(1.2)	0.9	(2.2)	3.7

Humana Inc.
Footnotes to Statistical Schedules and Supplementary Information
1Q21 Earnings Release
(A)Put/call valuation adjustments associated with the company's non-consolidating minority interest investments.
(B)Net earnings associated with the company's non-consolidating minority interest investments.
(C)The Medicaid and other category includes premiums associated with the company’s Medicaid business.
(D)The ASO and other category is primarily comprised of Administrative Services Only (ASO) fees and other ancillary services fees, including military services unless separately disclosed.
(E)Includes Medicaid Temporary Assistance for Needy Families (TANF), dual-eligible demonstration, and Long-Term Support Services (LTSS) from state-based contracts.
(F)Fully-insured dental membership as reported does not include Humana members that have a Medicare Advantage plan that includes an embedded dental benefit. Costs associated with these dental benefits, however, are recorded in the Group and Specialty segment earnings results.
(G)Other supplemental benefits include group life policies.
(H)Members and plans connected to Humana's recent Independent Care Health Plan (iCare) acquisition are being integrated into the company's systems, as such, there may be fluctuations in the value-based care distribution as the integration effort is finalized.
(I)In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated Shared Risk arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.
(J)A Path to Risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.
(K)Specialty per member per month is computed based on reported specialty premiums and average fully-insured specialty membership for the period. Included with specialty premiums are stop-loss ASO premiums.
(L)The amounts primarily reflect services revenues under the TRICARE East Region contract that generally are contracted on a per-member basis.
(M)Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(N)Includes Medicare Advantage (including Special Needs Plans (SNP)) and dual-eligible demonstration program members enrolled in one of Humana’s care programs. These members may be enrolled in Humana At Home Chronic Care Program (HCCP), Humana At Home Remote Monitoring, or an Advance Illness Support program. Members included in these programs may not be unique to each program since members have the ability to enroll in multiple programs. In addition, the members in the HCCP program may receive varying levels of care management based on their health status and needs, ranging from active care management to ongoing monitoring.
(O)Reflects discharges enrolled in Humana’s 30-day care management services, which supports members after they are discharged home from a hospital or other facility. The program is aimed at individuals at high-risk for re-hospitalization. Care managers visit and call members at home to ensure they have and understand correct prescriptions, their doctors are informed about members’ changed status, and that members are either self-managing adequately or are referred to appropriate ongoing services.
(P)Humana's care delivery subsidiaries include Conviva, Partners in Primary Care, and Family Physicians Group. The centers, primary care providers, and patients served counts include (i) the operations of our medical center business through both employed physicians and care providers, and through third party management service organizations and professional groups with whom we contract to arrange for and manage certain clinical services, (ii) clinics and operations managed by Partners in Primary Care in connection with a strategic partnership with Welsh, Carson, Anderson & Stowe, and (iii) those associated with MSO/IPA relationships with Conviva.
(Q)Script volume is presented on an adjusted 30-day equivalent basis. This includes all scripts processed by the Humana pharmacy benefit manager (PBM).
(R)Represents reinsurance recoverables associated with the company’s state-based Medicaid contract in Kentucky.
(S)Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company’s estimate of medical claim reserves during the quarter.
(T)A common metric for monitoring benefits payable levels relative to benefits expense is days in claims payable (DCP). The company calculates DCP using the quarterly reported benefits expense and benefits payable balances as presented within the company’s consolidated financial statements.
(U)DCP fluctuates due to a number of factors, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter.
(V)Provider accruals represent portions of capitation payments set aside to pay future settlements for capitated providers. Related settlements generally happen over a 12-month period.
(W)Represents medical and specialty claims incurred but not reported (IBNR) for non-pharmacy fully-insured products.
(X)Represents pharmacy claims expense including payments to the company’s pharmacy benefit manager for prescription drugs filled on behalf of Humana’s members, as well as government subsidized programs from Medicare Part D such as low income cost and reinsurance subsidies, as well as coverage gap discount programs.
(Y)Includes processed claims that are in the post claim adjudication process, which consists of operating functions such as audit, check batching and check handling. These claims are included in IBNR lags, but have not yet been mailed or released from Humana.
(Z)Includes non-lagged reserves such as ASO stop loss, life reserves, and accidental death and dismemberment/accident and health. Also includes an explicit provision for uncertainty (also called a provision for adverse deviation) intended to ensure the unpaid claim liabilities are adequate under moderately adverse conditions.